Ex. 10.35
December 20, 2024
Brian Povinelli
Via Electronic Delivery

Dear Brian,

We are delighted to offer you the opportunity to join the Planet Fitness team! We believe your skills, knowledge and experience are the right combination for success in the role of Chief Marketing Officer. This letter will confirm our offer of employment to you with Pla-Fit Franchise, LLC (the “Company”), under the terms and conditions that follow:

1. POSITION AND DUTIES:
On February 10, 2025, you will be employed by the Company, on a full-time basis, in the role of Chief Marketing Officer. You agree to perform the duties of your position and such other duties as may reasonably be assigned to you. You also agree to comply at all times with the Company’s policies, practices and procedures, including, but not limited to, the Planet Fitness Code of Ethics.

2. COMPENSATION AND BENEFITS:
The Company will pay you a bi-weekly salary of $22,115.39 ($575,000 annualized), subject to applicable withholdings. Your salary shall be payable in accordance with the regular payroll practices of the Company and subject to adjustment from time to time by the Company in its discretion.

Bonus Compensation: You are eligible to participate in the Planet Fitness Corporate Bonus Plan. You shall be eligible to earn an annual bonus, the amount of any such bonus to be determined by the Company in its sole discretion, initially set at 75% of your Base Salary. The final calculation of your bonus is based upon achievement of Company goals for the performance period, prorated per active service within the plan year. In order to be eligible for a bonus payout, you must be employed by the Company on the date that the bonus is paid. The Company retains the right to modify its bonus plans at any time.

Long Term Incentive: Beginning in March of 2025, you will be eligible for an annual long-term incentive award with a grant date target value of 90% of your base salary pursuant to the board approved LTIP plan (the “Annual Award”). Our anticipated plan will be comprised of 50% restricted stock units and 50% performance share units, with the number of restricted stock units and target number of performance share units to be determined by the closing share price on your grant date. The restricted stock unit grant is subject to vesting of 33 1/3% annually over a period of three years beginning on your grant date. The performance share unit grant is subject to 100% vesting on the third anniversary of your grant date, subject to the achievement of defined performance metrics.

Special Long Term Incentive Award: On or near your start date, you will be granted a Special Long-term Incentive award with a grant date target fair value of $350,000 comprised of 50% restricted stock units and 50% performance share units, with the number of restricted stock units and the target number of performance share units to be determined by the closing share price on your grant date. The restricted stock unit grant is subject to vesting of 33 1/3% annually over a period of three years beginning on your grant date. The performance share unit grant is subject to 100% vesting on March 15, 2027, subject to the achievement of defined performance metrics.

The Special Long Term Incentive Award and the Annual Award are governed by, and subject to the terms of, our 2015 Omnibus Incentive Plan (the “Plan”) and subject to Company guidelines, stock ownership requirements and Board approval. Under the terms of the Plan, your eligibility to receive the Annual Award and whether you are granted an Annual Award are subject to final review and approval by the Board of Directors in their discretion.

Relocation Assistance Benefit: The Company will provide relocation expense assistance for your relocation to the New Hampshire area, up to a maximum reimbursement of $150,000. Relocation expense reimbursements are subject to the terms and conditions of the Relocation Assistance Agreement provided herewith.

Travel Expenses: In addition to the Relocation Assistance Benefit, the Company will cover the expenses for roundtrip airfare and ground transportation between Maryland and Boston, MA or Manchester, NH for your travel to the office in Hampton, NH. The Company will cover this expense through August 2027. All such expenses shall be submitted and reimbursed in accordance with the Company’s Travel and Entertainment Expense Reimbursement Policy.

Temporary Housing Assistance: To assist with relocation to the New Hampshire area, the Company will provide you with a temporary housing stipend in the amount of $5,000 per month. The stipend will be paid per month for three (3) months from date of hire. The temporary housing allowance will be paid on the first pay period of each month following the Start Date, subject to your continued service, and is subject to all applicable withholdings and payroll taxes.

Participation in Employee Benefit Plans: You will be entitled to participate in all employee benefit plans in effect from time to time for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided you under this Agreement. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.

Paid Vacation Time: You are eligible for a vacation benefit of five (5) weeks of vacation time per calendar year, prorated per your date of hire and accrued on a bi-weekly basis. In addition, beginning January 1, 2025, you are eligible for four floating holidays per calendar year. The company’s Paid Time-Off Policy is available upon request.

Business Expenses: The Company will reimburse you for all reasonable business-related expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to polices established by the Company.

3. CONFIDENTIAL INFORMATION AND RESTRICTED ACTIVITIES:
Planet Fitness believes in the protection of confidential and proprietary information. Consequently, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Confidentiality, Non-Competition and Inventions Agreement upon hire.

4. AT-WILL EMPLOYMENT:
By signing below, you acknowledge that you will be employed by the Company on an at-will basis which means that both you and the Company will retain the right to terminate the employment relationship at any time, with or without notice or cause. This offer letter is not meant to constitute a contract of employment for a specific duration or term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

5. SEVERANCE:
In the event of an involuntary termination of your employment that is not for Cause, as defined in the Planet Fitness, Inc. Executive Severance & Change in Control Policy (the “Severance Policy”), you will be eligible to participate in the Severance Policy.

6. WORK ELIGIBILITY:
Your offer is contingent upon proof of eligibility to work legally in the United States. Furthermore, by signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for Planet Fitness.

7. CONTINGENT OFFER:
Your offer is contingent upon our satisfactory completion of a background check.

If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me by December 23, 2024. We look forward to having you as part of the Planet Fitness team!

Sincerely yours,

PLA-FIT FRANCHISE, LLC                Accepted and Agreed:

By: /s/ McCall Gosselin        Signature: /s/ Brian Povinelli
McCall Gosselin                    Brian Povinelli
Chief Corporate Affairs Officer
Date: December 23, 2024

By: /s/ Colleen Keating
Colleen Keating
Chief Executive Officer